Exhibit 99.1

PRESS RELEASE

ASPEN REPORTS RESULTS FOR QUARTER AND YEAR ENDED
DECEMBER 31, 2015
Gross Written Premiums up 3.2% in the Fourth Quarter and 3.3% in the year 2015
Net Income Return on Equity of 10.0% for the year 2015
Operating Return on Equity of 10.0% for the year 2015
Diluted Book Value Per Share of $46.00, up 1.9% from December 31, 2014

Hamilton, Bermuda, February 4, 2016 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) reported today net income after tax of $117.9 million, or $1.75 per diluted share, and operating income after tax of $84.0 million, or $1.21 per diluted share, for the fourth quarter of 2015.

Chris O’Kane, Chief Executive Officer, commented, “2015 was a year of significant progress across Aspen. We continued to diversify further our Reinsurance and Insurance operations, expanding both by product and geography. Aspen Re had a very successful year in the face of market conditions that remained challenging, delivering an excellent performance, with growth focused on the Specialty and Other Property sub-segments. Our Insurance business continued to find opportunities for profitable growth, primarily in the U.S. and select international markets.”

He continued, “Looking to the next chapter for expanding our business, we recently launched our global insurance product lines strategy which, we believe, will create opportunities to deploy products more widely, increase scale where we choose and bring us closer to our brokers and clients. Our aim is to deliver consistent, high quality returns across all cycles. We also recently announced the acquisition of AgriLogic, a specialist U.S. crop business with an integrated agricultural consultancy, a company we know well and with strong underwriting skills, and deep intellectual capital, technical and risk management expertise. As we grow the Aspen business, we remain committed to driving efficiency and consistency across our company to generate increased profitability over the long-term.”(1)
_____________________
Non-GAAP financial measures are used throughout this release as defined at the end of this press release.
(1) Refer to Safe Harbor disclosure.

Operating highlights for the quarter ended December 31, 2015

•	Gross written premiums increased by 3.2% to $634.8 million in the fourth quarter of 2015 compared with $615.4 million in the fourth quarter of 2014

•
Combined ratio of 91.8% for the fourth quarter of 2015 compared with 94.1% for the fourth quarter of 2014.  Net favorable development on prior year loss reserves of $58.9 million, or 9.4 combined ratio points, for the fourth quarter of 2015 compared with $11.5 million, or 1.9 combined ratio points, in the comparable period

•
Pre-tax catastrophe losses, net of reinsurance recoveries, totaled $45.9 million, or 7.3 combined ratio points, in the fourth quarter of 2015 compared with $15.7 million, or 2.6 combined ratio points, of pre-tax catastrophe losses, net of reinsurance recoveries, in the fourth quarter of 2014. In addition, there were several large non-correlated losses, totaling $34.3 million, in the fourth quarter of 2015, including $17.0 million, or 2.7 combined ratio points, of losses related to the collapse of a dam in Brazil.

Operating highlights for the year ended December 31, 2015

•	Gross written premiums increased by 3.3% to $2,997.3 million for the year ended December 31, 2015 compared with $2,902.7 million in 2014

•
Combined ratio of 91.9% for 2015 compared with 91.7% for 2014.  Net favorable development on prior year loss reserves of $156.5 million, or 6.3 combined ratio points, in 2015 compared with $104.1 million or 4.3 combined ratio points, in 2014

•
Pre-tax catastrophe losses, net of reinsurance recoveries, totaled $90.5 million, or 3.7 combined ratio points, in 2015 compared with $65.5 million, or 2.7 combined ratio points, of pre-tax catastrophe losses, net of reinsurance recoveries, in 2014

Financial highlights for the quarter and twelve months ended December 31, 2015

•
Annualized net income return on average equity of 15.2% and annualized operating return on average equity of 10.4% for the quarter ended December 31, 2015 compared with 8.0% and 8.8%, respectively, for the fourth quarter of 2014

•	Net income return on average equity of 10.0% and operating return on average equity of 10.0% for the full year of 2015 compared with 11.1% and 11.5%, respectively, for the full year of 2014

•
Net income per diluted share of $1.75 for the quarter ended December 31, 2015 compared with net income per diluted share of $0.90 for the quarter ended December 31, 2014, and net income per diluted share of $4.54 for the twelve months ended December 31, 2015 compared with net income per diluted share of $4.82 for the twelve months ended December 31, 2014

•
Operating income per diluted share of $1.21 for the quarter ended December 31, 2015 compared with operating income per diluted share of $0.97 for the quarter ended December 31, 2014, and operating income per diluted share of $4.51 for the twelve months ended December 31, 2015 compared with operating income per diluted share of $5.01 for the twelve months ended December 31, 2014

•	Diluted book value per share of $46.00 at December 31, 2015 up 1.9% from December 31, 2014.

Segment Highlights

Insurance

Operating highlights for Insurance for the quarter ended December 31, 2015 include:

•	Gross written premiums of $448.0 million, a decrease of 4.7% compared with $470.1 million in the fourth quarter of 2014

•	Combined ratio of 99.6% compared with 97.1% for the fourth quarter of 2014

•
Prior year favorable reserve development of $21.5 million, or 6.0 combined ratio points, compared with prior year reserve strengthening of $11.9 million, or 3.4 combined ratio points, for the fourth quarter of 2014

Growth in the Property and Casualty, and Financial and Professional Lines sub-segments was offset by a decline in the Marine, Aviation and Energy sub-segment, which includes a number of lines with the strongest market rate pressure. The U.S. platform continued to grow in the fourth quarter and achieved improved profitability compared to the prior year period.

The combined ratio of 99.6% for the fourth quarter of 2015 included $23.3 million, or 6.5 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries, including $25.7 million related to floods in the U.K. offset by $2.4 million of reductions to previously reported catastrophe losses. The combined ratio for the fourth quarter of 2014 included $0.7 million, or 0.2 percentage points, of pre-tax catastrophe losses net of reinsurance recoveries. For the quarter ended December 31, 2015, the Insurance accident year loss ratio excluding catastrophes was 64.6% compared with 56.3% a year ago. There were several non-correlated large losses, totaling $27.3 million, or 7.6 combined ratio points in the fourth quarter of 2015.

Mario Vitale, CEO of Insurance, commented, “The Aspen Insurance team achieved much in 2015. We continued to diversify our business as part of our strategy to drive profitable growth. Our U.S. platform delivered growth in our chosen markets, beat our previously stated targets for net earned premiums and operating expense ratio, and was profitable for the third consecutive year. Our International platform entered new geographic markets such as Singapore but, faced with a more challenging rate environment, pulled back in areas where pricing did not reflect the underlying risk and focused on better rated opportunities, delivering improved profitability for the year. Looking forward to the next phase of growth for Aspen Insurance, we are globalizing our approach to the market, making it easier to deploy products more broadly, increase scale, and strengthen our client and broker relationships. To help us accomplish these ambitious objectives, we were able to add a number of top specialist insurance professionals to our already deep and talented team of underwriters.”(1)

Reinsurance

Operating highlights for Reinsurance for the quarter ended December 31, 2015 include:

•	Gross written premiums of $186.8 million, an increase of 28.6% from $145.3 million in the fourth quarter of 2014

•	Combined ratio of 74.1% compared with 82.7% for the fourth quarter of 2014

•
Prior year favorable reserve development of $37.4 million, or 13.8 combined ratio points, compared with $23.4 million prior year favorable reserve development, or 8.9 combined ratio points, for the fourth quarter of 2014

The combined ratio of 74.1% for the fourth quarter of 2015 included $22.6 million, or 8.4% percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries, primarily related to weather-related events in North America and Asia, and floods in the U.K. The combined ratio of 82.7% for the fourth quarter of 2014 included $15.0 million, or 5.7 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries.

For the quarter ended December 31, 2015, the Reinsurance accident year loss ratio excluding catastrophes was 42.4% compared with 52.8% a year ago.

Stephen Postlewhite, CEO of Reinsurance, commented, “Aspen Re had another excellent year in 2015. Throughout the year, we improved our share with selected clients and capitalized on new business opportunities, including significant new partnerships. Our growth was achieved primarily in our targeted Specialty and Other Property sub-segments where we saw better priced opportunities. We also delivered an excellent accident year ex-cat loss ratio, which improved year over year to 49.7%. We continued to see excellent deal flow throughout 2015 due to our deep relationships with clients and distribution partners, and this has continued into the important January 1 renewal season where we achieved premium growth of 8.9%, driven by our Specialty, Other Property, and Casualty sub-segments. In Property Cat, where rates remain most pressured, we continued to manage down our book, reducing premiums by 10.4%. In addition, we continue to leverage third party capital through Aspen Capital Markets to further manage our exposures in this book.”(1)

Investment performance

Aspen’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-”. The average duration of the fixed income portfolio was 3.65 years at December 31, 2015 excluding the impact of interest rate swaps, or 3.57 years including the impact of interest rate swaps. The total return on Aspen’s aggregate investment portfolio was 0.33% for the three months ended December 31, 2015 and reflected $38.2 million of gains in the equity portfolio. In the twelve months ended December 31, 2015, Aspen’s aggregate investment portfolio had a positive total return of 1.10%.

Book yield as at December 31, 2015 on the fixed income portfolio was 2.59% compared to 2.65% at December 31, 2014.

Capital

Total shareholders’ equity was $3.4 billion at December 31, 2015.
During the fourth quarter of 2015, no ordinary shares were repurchased. Aspen repurchased 1,790,333 ordinary shares for a total cost of $83.7 million during the full year of 2015. Aspen continues to have $416.3 million remaining under its current share repurchase authorization as at February 4, 2016.

January 2016 Reinsurance Renewals
During the January 2016 renewal season, Aspen underwrote $578.4 million in gross written premiums in Reinsurance, an increase of 8.9% compared with the prior year. The renewal data does not include agriculture premiums.
Below is a table reflecting gross written premiums written during the January 2016 renewal season, including new business, by Property Catastrophe, Other Property, Casualty and Specialty Reinsurance.

January Gross Written Premiums (underwriting year basis)
	2016	2015	Increase (Decrease)
	($ in millions)%
Property Catastrophe	$129.8	$144.8	(10.4)%
Other Property	133.5	124.0	7.7%
Casualty	136.4	117.7	15.9%
Specialty	178.7	144.8	23.4%
	$578.4	$531.3	8.9%

Note: The January premiums shown in the above table include premiums written on a proportional basis which are recognized throughout the year to reflect the expected inception of the underlying risks and therefore do not represent Aspen’s reported gross written premium for each of these periods. Prior year amounts have been conformed to current year presentation.
See “Forward-looking Statements Safe Harbor” below.

Earnings conference call and webcast

Aspen will host a conference call to discuss the results at 8:00 am (ET) on Friday, February 5, 2016.

To participate in the February 5 conference call by phone
Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (844) 378 6481 (US toll free) or
+1 (412) 542 4176 (international)
Conference ID 10077871
To listen live online
Aspen will provide a live webcast on Aspen’s website at www.aspen.co.
To download the materials
The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later
A replay of the call will be available approximately two hours after the end of the live call for 14 days via phone and internet. To listen to the replay by phone please dial:

+1 (877) 344 7529 (US toll free) or
+1 (412) 317 0088 (international)
Replay ID 10077871
The recording will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.
For further information please contact

Investors
Mark Jones, Senior Vice President, Investor Relations, Aspen
Mark.P.Jones@aspen.co
+1 (646) 289 4945

Media
Karen Green, Office of the CEO
Karen.Green@aspen.co
+44 20 7184 8110

International - Citigate Dewe Rogerson
Caroline Merrell or Jos Bieneman
Caroline.Merrell@citigatedr.co.uk
Jos.Bieneman@citigatedr.co.uk
+44 20 7638 9571

North America - Sard Verbinnen & Co
Paul Scarpetta or Jamie Tully
+1 (212) 687 8080

Aspen Insurance Holdings Limited
Summary consolidated balance sheet (unaudited)
$ in millions, except per share data

	As at December 31, 2015	As at December 31, 2014

ASSETS
Total investments	$7,712.2	$7,428.9
Cash and cash equivalents	1,099.5	1,178.5
Reinsurance recoverables	523.7	556.8
Premiums receivable	1,115.6	1,011.7
Other assets	597.8	540.4
Total assets	$11,048.8	$10,716.3

LIABILITIES
Losses and loss adjustment expenses	$4,938.2	$4,750.8
Unearned premiums	1,587.2	1,441.8
Other payables	451.3	484.6
Silverton loan notes	103.0	70.7
Long-term debt	549.2	549.1
Total liabilities	$7,628.9	$7,297.0

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,419.9	3,419.3
Total liabilities and shareholders’ equity	$11,048.8	$10,716.3

Book value per share	$46.99	$46.16
Diluted book value per share (treasury stock method)	$46.00	$45.13

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Three Months Ended
	December 31, 2015	December 31, 2014
UNDERWRITING REVENUES
Gross written premiums	$634.8	$615.4
Premiums ceded	(48.0)	(61.4)
Net written premiums	586.8	554.0
Change in unearned premiums	42.9	58.2
Net earned premiums	629.7	612.2
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	334.0	339.6
Amortization of deferred policy acquisition costs	118.2	114.8
General, administrative and corporate expenses	125.9	121.5
Total underwriting expenses	578.1	575.9
Underwriting income including corporate expenses	51.6	36.3
OTHER OPERATING REVENUE
Net investment income	46.4	46.7
Interest expense	(7.4)	(7.4)
Other (expense)	(5.4)	(3.9)
Total other operating revenue	33.6	35.4

OPERATING INCOME BEFORE TAX	85.2	71.7

Net realized and unrealized exchange gains (losses)	6.1	(2.8)
Net realized and unrealized investment gains (losses)	31.9	(0.9)
INCOME BEFORE TAX	123.2	68.0
Income tax expense	(5.3)	(0.8)
NET INCOME AFTER TAX	117.9	67.2
Dividends paid on ordinary shares	(12.8)	(12.4)
Dividends paid on preference shares	(9.4)	(9.4)
Dividends paid to non-controlling interest	(0.1)	(0.1)
Proportion due to non-controlling interest	—	(0.8)
Retained income	$95.6	$44.5
Components of net income (after tax)
Operating income	$84.0	$71.3
Net realized and unrealized exchange gains (losses) after tax	5.7	(3.1)
Net realized investment gains (losses) after tax	28.2	(1.0)
NET INCOME AFTER TAX	$117.9	$67.2

Loss ratio	53.0%	55.5%
Policy acquisition expense ratio	18.8%	18.8%
General, administrative and corporate expense ratio	20.0%	19.8%
Expense ratio	38.8%	38.6%
Combined ratio	91.8%	94.1%

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Twelve Months Ended
	December 31, 2015	December 31, 2014
UNDERWRITING REVENUES
Gross written premiums	$2,997.3	$2,902.7
Premiums ceded	(351.1)	(387.5)
Net written premiums	2,646.2	2,515.2
Change in unearned premiums	(172.9)	(109.9)
Net earned premiums	2,473.3	2,405.3
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	1,366.2	1,307.5
Amortization of deferred policy acquisition costs	483.6	451.2
General, administrative and corporate expenses (excluding non-recurring corporate expenses)	424.0	417.2
Total underwriting expenses	2,273.8	2,175.9
Underwriting income including corporate expenses	199.5	229.4
OTHER OPERATING REVENUE
Net investment income	185.5	190.3
Interest expense	(29.5)	(29.5)
Other (expense)	(20.3)	(9.8)
Total other operating revenue	135.7	151.0

OPERATING INCOME BEFORE TAX	335.2	380.4

Non-recurring corporate expenses (bid defense costs)	—	(28.5)
Net realized and unrealized exchange (losses)	(9.8)	(2.4)
Net realized and unrealized investment gains	12.1	18.4
INCOME BEFORE TAX	337.5	367.9
Income tax expense	(14.4)	(12.1)
NET INCOME AFTER TAX	323.1	355.8
Dividends paid on ordinary shares	(50.9)	(50.3)
Dividends paid on preference shares	(37.8)	(37.8)
Dividends paid to non-controlling interest	(0.1)	(0.1)
Proportion due to non-controlling interest	(0.8)	(0.8)
Retained income	$233.5	$266.8
Components of net income (after tax)
Operating income	$321.4	$368.5
Non-recurring corporate expenses	—	(28.5)
Net realized and unrealized exchange (losses) after tax	(10.2)	(2.2)
Net realized investment gains after tax	11.9	18.0
NET INCOME AFTER TAX	$323.1	$355.8

Loss ratio	55.2%	54.4%
Policy acquisition expense ratio	19.6%	18.8%
General, administrative and corporate expense ratio	17.1%	18.5%
General, administrative and corporate expense ratio (excluding non-recurring corporate expenses)	17.1%	17.3%
Expense ratio	36.7%	37.3%
Expense ratio (excluding non-recurring corporate expenses)	36.7%	36.1%
Combined ratio	91.9%	91.7%
Combined ratio (excluding non-recurring corporate expenses)	91.9%	90.5%

Aspen Insurance Holdings Limited
Summary consolidated financial data (unaudited)
$ in millions, except number of shares

	Three Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Basic earnings per ordinary share
Net income adjusted for preference share dividend and non-controlling interest	$1.78	$0.92	$4.64	$4.92
Operating income adjusted for preference share dividend and non-controlling interest	$1.23	$0.99	$4.62	$5.11
Diluted earnings per ordinary share
Net income adjusted for preference share dividend and non-controlling interest	$1.75	$0.90	$4.54	$4.82
Operating income adjusted for preference share dividend and non-controlling interest	$1.21	$0.97	$4.51	$5.01

Weighted average number of ordinary shares outstanding (in millions)	60.785	62.206	61.288	64.536

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	62.177	63.605	62.688	65.873

Book value per ordinary share	$46.99	$46.16	$46.99	$46.16
Diluted book value per ordinary share (treasury stock method)	$46.00	$45.13	$46.00	$45.13

Ordinary shares outstanding at end of the period (in millions)	60.918	62.017	60.918	62.017

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	62.240	63.445	62.240	63.445

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Three Months Ended December 31, 2015			Three Months Ended December 31, 2014
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$186.8	$448.0	$634.8	$145.3	$470.1	$615.4
Net written premiums	178.5	408.3	586.8	143.6	410.4	554.0
Gross earned premiums	295.9	436.0	731.9	278.4	417.0	695.4
Net earned premiums	270.3	359.4	629.7	263.1	349.1	612.2
Losses and loss adjustment expenses	99.9	234.1	334.0	130.4	209.2	339.6
Policy acquisition expenses	56.1	62.1	118.2	47.7	67.1	114.8
General and administrative expenses	44.0	61.8	105.8	39.4	62.9	102.3
Underwriting income	$70.3	$1.4	$71.7	$45.6	$9.9	$55.5

Net investment income			46.4			46.7
Net realized and unrealized investment gains (losses) (1)			31.9			(0.9)
Corporate expenses			(20.1)			(19.2)
Other (expense) (2)			(5.4)			(3.9)
Interest expense			(7.4)			(7.4)
Net realized and unrealized foreign exchange gains (losses) (3)			6.1			(2.8)
Income before tax			$123.2			$68.0
Income tax expense			(5.3)			(0.8)
Net income			$117.9			$67.2

Ratios
Loss ratio	37.0%	65.1%	53.0%	49.6%	59.9%	55.5%
Policy acquisition expense ratio	20.8%	17.3%	18.8%	18.1%	19.2%	18.8%
General and administrative expense ratio (4)	16.3%	17.2%	20.0%	15.0%	18.0%	19.8%
Expense ratio	37.1%	34.5%	38.8%	33.1%	37.2%	38.6%
Combined ratio	74.1%	99.6%	91.8%	82.7%	97.1%	94.1%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Other (expense) in the fourth quarter of 2015 and fourth quarter of 2014 included $5.3 million and $4.1 million, respectively, related to a change in the fair value of loan notes issued by Silverton Re
(3) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4) The total group general and administrative expense ratio includes the impact from corporate expenses

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Twelve Months Ended December 31, 2015			Twelve Months Ended December 31, 2014
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$1,248.9	$1,748.4	$2,997.3	$1,172.8	$1,729.9	$2,902.7
Net written premiums	1,153.5	1,492.7	2,646.2	1,124.0	1,391.2	2,515.2
Gross earned premiums	1,153.5	1,703.3	2,856.8	1,137.6	1,599.0	2,736.6
Net earned premiums	1,072.6	1,400.7	2,473.3	1,088.2	1,317.1	2,405.3
Losses and loss adjustment expenses	491.6	874.6	1,366.2	497.8	809.7	1,307.5
Policy acquisition expenses	224.7	258.9	483.6	200.0	251.2	451.2
General and administrative expenses	146.5	213.6	360.1	146.4	205.5	351.9
Underwriting income	$209.8	$53.6	$263.4	$244.0	$50.7	$294.7

Net investment income			185.5			190.3
Net realized and unrealized investment gains (1)			12.1			18.4
Corporate expenses			(63.9)			(65.3)
Non-recurring corporate expenses			—			(28.5)
Other (expense) (2)			(20.3)			(9.8)
Interest expense			(29.5)			(29.5)
Net realized and unrealized foreign exchange (losses)(3)			(9.8)			(2.4)
Income before tax			$337.5			$367.9
Income tax expense			(14.4)			(12.1)
Net income			$323.1			$355.8

Ratios
Loss ratio	45.8%	62.4%	55.2%	45.7%	61.5%	54.4%
Policy acquisition expense ratio	20.9%	18.5%	19.6%	18.4%	19.1%	18.8%
General and administrative expense ratio (4)	13.7%	15.2%	17.1%	13.5%	15.6%	18.5%
General and administrative expense ratio (excluding non-recurring corporate expenses) (4)	13.7%	15.2%	17.1%	13.5%	15.6%	17.3%
Expense ratio	34.6%	33.7%	36.7%	31.9%	34.7%	37.3%
Expense ratio (excluding non-recurring corporate expenses)	34.6%	33.7%	36.7%	31.9%	34.7%	36.1%
Combined ratio	80.4%	96.1%	91.9%	77.6%	96.2%	91.7%
Combined ratio (excluding non-recurring corporate expenses)	80.4%	96.1%	91.9%	77.6%	96.2%	90.5%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Other (expense) in the twelve months ended December 31, 2015 and December 31, 2014 included $19.8 million and $18.6 million, respectively, related to a change in the fair value of loan notes issued by Silverton Re
(3) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4) The total group general and administrative expense ratio includes the impact from corporate expenses

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Australia, Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2015, Aspen reported $11.0 billion in total assets, $4.9 billion in gross reserves, $3.4 billion in total shareholders’ equity and $3.0 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” by Standard & Poor’s Financial Services LLC (“S&P”), an “A” (“Excellent”) by A.M. Best Company Inc. (“A.M. Best”) and an “A2” by Moody’s Investor Service, Inc. (“Moody’s”).

For more information about Aspen, please visit www.aspen.co.

(1)    Forward-looking Statements Safe Harbor
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the US federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” "on track" and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements.

All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: our ability to successfully implement steps to further optimize the business portfolio, ensure capital efficiency and enhance investment returns; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development, including our assumptions on inflation costs associated with long-tail casualty business which could differ materially from actual experience; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance industry; the models we use to assess our exposure to losses from future natural catastrophes contain inherent uncertainties and our actual losses may differ significantly from expectations; our capital models may provide materially different indications than actual results; increased competition from existing insurers and reinsurers and from alternative capital providers and insurance-linked funds and collateralized special purpose insurers on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; our acquisition strategy; the recent consolidation in the (re)insurance industry; loss of one or more of our senior underwriters or key personnel; changes in our ability to exercise capital management initiatives (including our share repurchase program) or to arrange banking facilities as a result of prevailing market conditions or changes in our financial position; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; the risks associated with the management of capital on behalf of investors; evolving issues with respect to interpretation of coverage after major loss events; our ability to adequately model and price the effects of climate cycles and climate change; any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks; the risks related to litigation; the effectiveness of our risk management loss limitation methods, including our reinsurance purchasing; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than natural catastrophes or by an unexpected accumulation of attritional losses and deterioration with loss estimates; the impact of acts of terrorism, acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate; our reliance on information and technology and third-party service providers for our operations and systems; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone crisis; changes in government regulations or tax laws in jurisdictions where we conduct business; changes in accounting principles or policies or in the application of such accounting principles or policies; increased counterparty risk due to the credit impairment of financial institutions; and Aspen or Aspen Bermuda Limited becoming subject to income taxes in the United States or the United Kingdom. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 23, 2015.  Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate represents a distribution from our internal capital model for reserving risk based on our then current state of knowledge and explicit and implicit assumptions relating to the incurred pattern of claims, the expected ultimate settlement amount, inflation and dependencies between lines of business. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Operating ROE is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs and the total amount of non-controlling interest. Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 22 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average ordinary shareholders’ equity to average shareholders’ equity. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized gains or losses, including net realized and unrealized gains and losses on interest rate swaps, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts and certain non-recurring items. In 2014, non-recurring items included costs associated with defending the unsolicited approach from Endurance Specialty

Holdings Ltd. in the amount of $Nil and $28.5 million for the three and twelve months ended December 31, 2014, respectively.

Aspen excludes the items above from its calculation of operating income because they are either not expected to recur and therefore are not reflective of underlying performance or the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see page 22 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 21 of Aspen’s financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 22 of Aspen’s financial supplement for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Accident Year Loss Ratio Excluding Catastrophes is a non-GAAP financial measure.  Aspen believes that the presentation of loss ratios excluding catastrophes and prior year reserve movements supports meaningful comparison from period to period of the underlying performance of the business.  Accident year loss ratios excluding catastrophes are calculated by dividing net losses excluding catastrophe losses, net expenses and prior year reserve movements by net earned premiums excluding catastrophe-related reinstatement premiums.  Aspen has defined catastrophe losses in the fourth quarter of 2015 as losses associated with floods in the U.K. and weather related events in North America and Asia and, in the fourth quarter of 2014, as losses predominantly associated with North American, Asian and Australian storms. See pages 10 and 11 of Aspen’s financial supplement for a reconciliation of loss ratios to accident year loss ratios excluding catastrophes.